EXHIBIT 99.1

Steel Connect Announces New Board Member Renata Simril

WALTHAM, Mass. (October 26, 2020) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced the appointment of Renata Simril to the Company’s Board of Directors effective October 23, 2020.
“We are pleased to welcome Renata as a new independent director to the Steel Connect board,” said Warren Lichtenstein, Executive Chairman and Interim CEO of Steel Connect. “Renata’s skills and experience are well suited to drive value creation. We are confident she will provide valuable perspectives and ensure sound corporate governance as we continue to drive profitability and long-term value for all our stakeholders.”
Ms. Simril serves as the President and CEO of the LA84 Foundation, a legacy of the 1984 Los Angeles Summer Olympic Games. As President and CEO of the LA84 Foundation, Simril oversees an endowment of $165 million invested in a diversified portfolio, provides strategic direction for the organization, and manages all operational aspects of the foundation. Prior to her role as President and CEO, Simril served as Senior Vice President and Chief of Staff to the publisher of the Los Angeles Times, where she oversaw staff operations and budgeting for the newsroom and business operations with over 900 employees. Her earlier career included three seasons with the Los Angeles Dodgers, where she served as Senior Vice President of External Affairs and managed the team’s community relations and charitable foundation. She also worked over a decade in real estate development with Jones Lang LaSalle, Forest City Development, and LCOR, Inc., where she managed the acquisition, entitlement, finance, and development of multi-million dollar projects.
Ms. Simril is an accomplished and recognized civic and private sector trailblazer with more than 25 years of diversified experience in all areas of economic development policy, municipal finance, real estate finance and development, sports, and philanthropy. Simril earned a bachelor’s degree in Urban Studies from Loyola Marymount University and a master’s degree in Real Estate Development from the University of Southern California.
About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that have market-leading positions in direct marketing and supply chain management, respectively.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com